Exhibit 4.5


                   AMENDMENT NO. 1 TO STOCKHOLDERS' AGREEMENT

     This Amendment No. 1, dated as of February 28, 2001 (this "Amendment"), to the Stockholders' Agreement (the "Original Agreement"), dated as of March 9, 2000, by and among Caravelle Investment Fund, L.L.C., a Delaware limited liability company ("Caravelle"), CIBC WMC Inc., a Delaware corporation ("CIBCWMC"), Albion Alliance Mezzanine Fund, L.P., a Delaware limited partnership ("Albion"), Albion Alliance Mezzanine Fund II, L.P., a Delaware limited partnership ("Albion II" and, together with Caravelle, CIBCWMC and Albion I, the "Preferred Investors" and, in their capacity as holders of shares of Common Stock (and together with any of their Affiliates or Associated Entities or Managed Funds (including Trimaran Fund II, L.L.C., the Trimaran Co-Investors and TIP (as defined in the second and first recitals hereto)) that have or may become transferees of any Common Stock held by them), the "Preferred Investor Common Stockholders"), Transportation Technologies Industries, Inc., a Delaware corporation and the surviving corporation in the Merger (the "Company"), and the persons listed on Exhibit A attached hereto who are signatories to such agreement (the "Individual Investors" and, together with the Preferred Investor Common Stockholders, the "Stockholders"), is entered into by and among the Preferred Investor Common Stockholders (other than CIBCWMC, Trimaran and the Trimaran Co-Investors) and the Individual Investors. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Original Agreement.

                                    RECITALS

     WHEREAS, Transportation Investment Partners L.L.C. ("TIP"), Caravelle and certain of the Individual Investors have purchased an aggregate of 465,116 shares of Common Stock, warrants (the "Warrants") to purchase an aggregate of 100,000 shares of Common Stock, contingent warrants (the "New Equity Contingent Warrants") to purchase an aggregate of 465,116 shares of Common Stock, a conversion option (the "Conversion Option") pursuant to which, upon exercise thereof, the Company has agreed to issue to such Persons up to an aggregate of 697,674 shares of Common Stock and contingent warrants (the "Conversion Contingent Warrants" and, together with the New Equity Contingent Warrants, the "Contingent Warrants") to purchase up to an aggregate of 697,674 shares of Common Stock;

     WHEREAS, pursuant to the Assignment and Assumption Agreement, dated as of June 30, 2000, Caravelle has assigned a portion of the Common Stock and Preferred Stock acquired thereby to Trimaran Fund II, L.L.C. ("Trimaran"), and the other Trimaran Co-Investors (as defined in the aforesaid Assignment and Assumption Agreement), CIBC WMC, Inc. ("CIBCWMC"), pursuant to an Assignment and Assumption Agreement, dated as of June 30, 2000, has assigned all the Common Stock and Preferred Stock acquired thereby to Trimaran and the Trimaran Co-Investors and Trimaran and the Trimaran Co-Investors, pursuant to an Assignment and Assumption Agreement, dated as of February 27, 2001, have assigned all the Common Stock and Preferred Stock acquired by Trimaran and the Trimaran Co-Investors pursuant to the aforesaid assignment and assumption agreement to TIP;

     WHEREAS, pursuant to the aforesaid assignment and assumption agreements:

          (a) CIBCWMC is no longer a party to the Original Agreement nor to the other Ancillary Agreements (as defined in the aforesaid assignment and assumption agreements) and has assigned its rights under the Ancillary Agreements to Trimaran and the Trimaran Co-Investors and they have assumed all CIBCWMC's liabilities thereunder; and

          (b) Caravelle has assigned certain of its rights under the Ancillary Agreements to Trimaran and the Trimaran Co-Investors and they have assumed certain of Caravelle's liabilities thereunder; and

          (c) Trimaran and the Trimaran Co-Investors are no longer a party to the Original Agreement nor to the other Ancillary Agreements (as defined in the aforesaid assignment and assumption agreements) and have assigned their rights under the Ancillary Agreements to TIP and TIP has assumed all Trimaran's and the Trimaran Co-Investor's liabilities thereunder; and

          (d) by virtue of the aforesaid and Section 5(i) of the Original Agreement, TIP became party to the Original Agreement;

     WHEREAS, the parties hereto wish to amend the Original Agreement to provide, among other things, for the election of new directors.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Amendment, the receipt and sufficiency of which are acknowledged by each of the parties hereto, effective as of the date hereof (except as provided herein), the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Representations and Warranties. Each party hereto represents and warrants that (a) this Amendment has been duly authorized, executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, and (b) such party has not granted and is not a party to any proxy, voting trust or other agreement which conflicts with or violates any provision of the Original Agreement, as amended by this Amendment. No party to this Amendment shall grant any proxy or become party to any voting trust or other agreement which conflicts with or violates any provision of the Original Agreement, as amended by this Amendment.

     2. Amendments to Original Agreement.

          (a) The number of directors specified in Section 2(a)(i) of the Original Agreement is hereby changed to nine. The Stockholders shall take all action to cause the Company's Certificate of Incorporation and By-Laws so to provide as of the date hereof.

          (b) The number of directors specified in Section 2(a)(ii) of the Original Agreement is hereby changed to five. TIP, and, at its election, any of its Affiliates or Associated Entities that may become transferees of Common Stock, shall designate four of such directors and Caravelle, and, at its election, any of its Affiliates or Associated Enti-ties that may become transferees of Common Stock, shall designate the remaining such director. In addition to the directors already designated thereby, TIP hereby designates Steven Flyer and Anthony Pui to serve as directors.

          (c) Section 2(a)(vi), and the last sentence of Section 2(b), of the Original Agreement (and all references thereto in such agreement) are hereby deleted.

          (d) The amount in Section 3(d)(ii) of the Original Agreement is hereby changed to $15.0 million and the amount in Section 3(d)(iii) thereof is hereby changed to $20.0 million.

          (e) Section 5(i)(ii) of the Original Agreement is hereby amended by inserting immediately after the word, "above", therein: "or the transfers described in the recitals to Amendment No. 1 to this Agreement, dated as of February 28, 2001".

          (f) Sections 8(a), (b) and (c) of the Original Agreement are hereby restated in their entirety as follows:

               (a) Until such time as a Qualified Public Offering shall have been consummated (subject to the voting rights of directors elected by the holders of Preferred Stock in accordance with the terms of the Certificate of Designation), if Preferred Investor Common Stockholders (such holders being the "Initiators") holding at least 75% of the fully-diluted shares of Common Stock held by all Preferred Investor Common Stockholders, assuming full conversion of the Preferred Stock, propose a sale, merger or other Transfer involving all or substantially all of the shares or assets of the Company on an arm's length basis to a third party or an affiliated group of third parties who is not (i) a Stockholder or (ii) an Affiliate of a Stockholder, then the remaining Stockholders and their Permitted Transferees (the "Remaining Stockholders") shall (subject to the voting rights of directors elected by the holders of Preferred Stock in accordance with the terms of the Certificate of Designation) consent to and raise no objection with respect to (and will not exercise statutory appraisal rights in connection with) such transaction and, if such transaction is structured as a sale of shares (including a sale structured as a merger, whether a forward, reverse or other merger), the Remaining Stockholders will, at the option of the Initiators (subject to the voting rights of the directors elected by the holders of Preferred Stock in accordance with the terms of the Certificate of Designation), agree to sell their shares on the terms and conditions approved by the Board and the Initiators; provided, however, that (x) subject to the first proviso to Section 8(c), any options as to the type of consideration offered to any Initiator must be offered to the Remaining Stockholders, (y) the consideration offered for any proposed Transfer must be at least 80% cash or marketable securities and (iii) there shall be no adverse tax consequences which relate or impact only the Remaining Stockholders (as distinguished from all Stockholders) arising from such transaction.

               (b) To exercise the drag-along rights provided in this Section 8, the Company shall first give to the Remaining Stockholders a written notice (a

          "Drag-Along Notice") containing (i) the name and address of the proposed transferee and (ii) the proposed purchase price, terms of payment and other material terms and conditions of the proposed transferee's offer. The Remaining Stockholders shall, at the option of the Initiators, thereafter be obligated, subject to the terms and conditions of this Section 8, to sell to the proposed transferee, simultaneously with the other Stockholders' sales, its shares.

               (c) At the closing of any Transfer of shares pursuant to this
          Section 8, the Remaining Stockholders shall enter into agreements with the purchaser of the shares containing terms substantially similar to the terms on which the Initiators are Transferring their shares; provided, however, that the consideration to be received in respect of the Common Stock and Preferred Stock (i) in the case of a merger or consolidation of the Company or a transfer of shares, shall be determined on the basis of the Company's having distributed the aggregate proceeds to be received by all holders of its capital stock in such transaction in a liquidation thereof and (ii) in the case of a sale of assets of the Company, shall be determined on the basis of the Company having discharged all its remaining liabilities (or having duly created reserves therefor) and then liquidating; and provided further that (x) all claims in respect of breaches of representation and warranties by the Stockholders or the Company (or claims for indemnification in respect thereof) not described in the immediately succeeding clause (y)(A) of this proviso (as if such clause applied to the Initiators as well) shall first be paid by holders of Common Stock (based on the number of shares of Common Stock Transferred thereby in such transaction), and, to the extent such claims exceed such aggregate consideration, by the holders of the Preferred Stock (based on the number of shares of Preferred Stock Transferred thereby in such transaction); and (y) notwithstanding anything contained in this Agreement to the contrary, neither the Remaining Stockholders nor any of their respective Permitted Transferees shall be required to (A) make any representations or warranties, or provide indemnification, to any person (other than representations and related indemnification regarding the due authorization to enter and to perform the agreement of sale, the validity and enforceability of the agreement of Transfer, good title to the shares Transferred, regarding the absence of liens or encumbrances on the shares so Transferred and as provided in the immediately succeeding clause (B) of this proviso), and (B) each of the Remaining Stockholders' liability for breach of any representations and warranties in respect of the Company will be several and not joint, will be proportionate to the percentage of the shares it Transfers, and will be limited to any proceeds received or receivable by it arising from such Transfer.

          (g) (i) Section 17(a) of the Original Agreement (and all references thereto in such agreement) are hereby deleted. Each Individual Investor hereby agrees to such amendments, as may be reasonably requested by the Company, to his employment agreement so as to reflect such deletion.

          (ii) The first and second sentences of Section 17(b)(ii) of the Original Agreement are hereby replaced with the following:

          "If the call right provided for in Section 17(b)(i) is not fully exercised during the First Call Period, the Stockholders (other than the terminated Individual Investor and any Affiliated Transferee) shall have the right and option for 30 days after the First Call Period (the "Second Call Period") to purchase any or all shares then held by the terminated Individual Investor and any Affiliated Transferee not purchased pursuant to Section 17(b)(i), and the Individual Investor (and any Affiliated Transferee) shall be required to offer to such Stockholders any or all such shares at a price per share equal to the applicable purchase price determined to pursuant to
          Section 17(b)(iv). Each Stockholder having an option to acquire shares pursuant to the immediately preceding sentence may elect to acquire up to all the shares so offered. If the aggregate number of shares elected to be purchased by the Stockholders exceeds the number of shares so offered, each Stockholder may first purchase up to his pro rata portion of the shares so offered (which shall be the percentage of the shares so offered that is equal to the percentage of fully-diluted shares held by such Stockholder divided by the percentage of fully-diluted shares held by all Stockholders electing to purchase portions of the shares so offered), and the balance of any shares to be so purchased shall be allocated among Stockholders who elected to purchase more than such pro rata share in the proportion in which such pro rata share of each such Stockholder bears to the others."

          (iii) (x) The phrase, "Preferred Investor Common", in the last sentence of Section 17(b)(ii) of the Original Agreement is hereby deleted,
     (y) the reference in such sentence to "the preceding sentence" is hereby changed to "the first sentence" and (z) the reference in such sentence and in Section 17(b)(iii) of the Original Agreement to "Third Call Period" and "Fourth Call Period" is hereby changed to "Second Call Period" and "Third Call Period", respectively.

          (iv) (x) The second sentence of Section 17(b)(iii) of the Original Agreement (and all references thereto in such agreement) are hereby deleted; and (y) the phrase, "Preferred Investor Common", in the last sentence of Section 17(b)(iii) of the Original Agreement is hereby deleted in each instance.

          (h) The following is hereby added as a new Section 3A to the Original
     Agreement:

          "Without the affirmative vote (or written consent) of (A) Individual Investors (and their Permitted Transferees) holding a majority of shares of Common Stock held by all Individual investors (and their Permitted Transferee) or (B) all members of the Board, the Company shall not:

               (a) (nor shall it permit any of its Subsidiaries to) engage in any transaction with any Affiliate of the Company that is a Preferred Investor Common Stockholder (or an Affiliate thereof) (i) that is not fair from a financial point of view to the Company and its Subsidiaries or (ii) which, either alone or together with a series of related transactions involving such Persons, involves amounts having a fair market value in excess of $5 mil-lion without having obtained an opinion of an Independent Financial Expert (as defined in the Contingent Warrant Agreement) that the terms of such transaction are fair to the Company and its Subsidiaries from a financial point of view;

               (b) amend its Certificate of Incorporation or By-Laws in a manner that is designed to affect an Individual Investor in a materially different manner from the manner in which such amendment affects other holders of Common Stock who are not Individual Investors or their Permitted Transferees; provided that this Section 3A shall not apply to any transaction or amendment made in connection with a transaction subject to Section 8."

          (i) The following is hereby added as new Section 3B to the Original
     Agreement:

               (a) "(a) Without the prior consent of the Company (which consent may be given or withheld for any reason, whether reasonable or unreasonable), no Individual Investor, while employed by the Company or any Subsidiary of the Company, shall (nor shall he permit any of his Related Persons or any Affiliates of him or of such Related Persons to) enter into any agreement or understanding with respect to the acquisition or other purchase of any direct or indirect ownership interest (other than less than 1% of a class of publicly traded securities) in any business that is competitive with the Company or any of its Subsidiaries (i) until 20 business days after the date on which the Company and the Board received the written request contemplated by Section 3B(b) in respect of any such acquisition or purchase; and (ii) at any time after the Board rejects such request (as evidenced by a notice given to the Individual Investor making such request (as contemplated by Section 3B(b)) from the Company to such effect no later than the end of such 20 business day period.

               (b) (b) Any Individual Investor may bring to the attention of the Board any transaction described in Section 3B(a) of the immediately preceding sentence. If the Board elects not to pursue such transaction, such Individual Investor may request in writing that the Board permit him to pursue the same, in which event the Board shall consider such request; provided that the Board shall be under no obligation to grant such request and may deny the same for any reason, whether reasonable or unreasonable."

          (j) The following proviso is hereby added to the definition of "fully diluted" in Section 20 of the Original Agreement:

     "provided that Contingent Warrants shall only be included to the extent they are exercisable at the time of determination".

          (k) The following definitions are hereby added to Section 20 of the Original Agreement:

     ""Contingent Warrants" shall have the meaning ascribed to such term in the second recital to Amendment No. 1 to this Agreement, dated as of February 28, 2001.

     "Conversion Contingent Warrants" shall have the meaning ascribed to such term in the second recital to Amendment No. 1 to this Agreement, dated as of February 28, 2001.

     "Initiators" shall have the meaning ascribed to such term in Section 8(a) of this Agreement, as amended by Amendment No. 1 to this Agreement, dated as of February 28, 2001.

     "New Equity Contingent Warrants" shall have the meaning ascribed to such term in the first recital to Amendment No. 1 to this Agreement, dated as of February 28, 2001.

     "Santomero" shall have the meaning ascribed to such term in the second recital to Amendment No. 1 to this Agreement, dated as of February 28, 2001.

     "TIP" shall have the meaning ascribed to such term in the first recital to Amendment No. 1 to this Agreement, dated as of February 28, 2001.

     "Warrants" shall have the meaning ascribed to such term in the first recital to Amendment No. 1 to this Agreement, dated as of February 28, 2001."

          (l) The following is hereby added to the end of Section 21 (a) of the Original Agreement:

          "Notwithstanding the foregoing, the Company shall enter into such amendments to this Agreement such that each Person acquiring shares of Common Stock upon exercise of the Conversion Option, the Warrants or the Contingent Warrants shall become a party to this Agreement and that such Person shall, for purposes of this Agreement (in respect of such shares), be (x) a Preferred Investor Common Stockholder, if the initial holder of the portion of the Conversion Option or the initial holder of the Warrants or Contingent Warrants, as the case may be, in respect of the exercise of which such shares were acquired by such Person was a Preferred Investor Common Stockholder, or (y) an Individual Investor, if the initial holder of the portion of the Conversion Option or the initial holder of the Warrants or Contingent Warrants, as the case may be, in respect of the exercise of which such shares were acquired by such Person was an Individual Investor."

     3. (a) Each Individual Investor agrees to such amendments, as may be reasonably requested by the Company, to his employment agreement so as to provide that this Amendment and the transactions contemplated hereby do not constitute a Change of Control.

     (b) The parties hereto hereby agree to use their respective reasonable commercial efforts to make such amendments to all other agreements and documentation in respect of the Company to effectuate the amendments to the Original Agreement herein contemplated.

     4. At the Closing Time (as defined in the Purchase Agreement, dated as of February 20, 2001, by and among the Company and the purchasers named therein), the Company, Thomas M. Begel, Timothy A. Masek, Kenneth M. Tallering, John Wilkinson and Andrew M. Weller shall execute and deliver to each other a letter substantially in the form attached as Exhibit A hereto.

     5. Except as provided in Section 2 of this Amendment, the Original Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.


                          PREFERRED INVESTORS

                          CARAVELLE INVESTMENT FUND L L C


                          By:    Caravelle Advisors, L.L.C.,
                                 its investment manager and attorney-in-fact




                          By:    /s/ Jason Block
                                 ---------------------------------------------
                                 Name:
                                 Title:



                          TRANSPORTATION INVESTMENT PARTNERS L.L.C.


                          By:    /s/ Dean C. Kehler
                                 -------------------------------------------
                                 Name:
                                 Title:



                          ALBION-ALLIANCE MEZZANINE FUND. L P

                          By:      Albion Alliance LLC, its general partner


                          By:    /s/ Alastair Tedford
                                 -------------------------------------------
                                 Name:
                                 Title:

                          ALBION-ALLIANCE MEZZANINE FUND II L.P


                          By-    AA MEZZ II GP, LLC, its general partner




                          By:    Albion Alliance LLC, its sole member




                          By:    /s/ Alastair Tedford
                                 -------------------------------------------
                                 Name:
                                 Title:

                          INDIVIDUAL INVESTORS


                          /s/ Thomas M. Begel
                          ---------------------------------
                          Thomas M. Begel




                          /s/ Timothy A. Masek
                          ---------------------------------
                          Timothy A. Masek




                          /s/ Kenneth M. Tallering
                          ---------------------------------
                          Kenneth M. Tallering




                          /s/ Andrew M. Weller
                          ---------------------------------
                          Andrew M. Weller




                          /s/ James D. Cirar
                          ---------------------------------
                          James D. Cirar




                          /s/ Camillo M. Santomero III
                          ---------------------------------
                          Camillo M. Santomero III




                          /s/ John Wilkinson
                          ---------------------------------
                          John Wilkinson




                          /s/ Robert L. Jackson
                          ---------------------------------
                          Robert L. Jackson




                          /s/ Donald C. Mueller
                          ---------------------------------
                          Donald C. Mueller




                          /s/ Lee Swafford
                          ---------------------------------
                          Lee Swafford




                          /s/ Kelly Bodway
                          ---------------------------------
                          Kelly Bodway




                          /s/ David W. Riesmeyer
                          ---------------------------------
                          David W. Riesmeyer

                          /s/ Brent Williams
                          ---------------------------------
                          Brent Williams




                          /s/ Jeffrey Elmer
                          ---------------------------------
                          Jeffrey Elmer




                          /s/ Adam Gottlieb
                          ---------------------------------
                          Adam Gottlieb

                          C+H ENTERPRISES GROUP, INC.


                          By:    /s/ Fred Culbreath
                                 -----------------------------------------
                                 Name: Fred Culbreath
                                 Title: Partner

                          TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.


                          By:    /s/ Donald C. Mueller
                                 -----------------------------------------
                                 Name: Donald C. Mueller
                                 Title: Chief Financial Officer,
                                        Treasurer and Vice President